Exhibit 99.1

           DOCUMENT SCIENCES CORPORATION ANNOUNCES PLANS TO REPURCHASE
                           UP TO $1.0 MILLION IN STOCK

    CARLSBAD, Calif., Aug. 1 /PRNewswire-FirstCall/ -- Document Sciences Corporation (Nasdaq: DOCX), a global leader in providing customer communications management solutions, today announced that its Board of Directors authorized the Company to repurchase up to $1.0 million of its common stock in open market or in private transactions, subject to the Company's assessment of market conditions and buying opportunities from time to time, and may, either in whole or in part, repurchase such stock through a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934. The Rule 10b5-1 plan would allow the Company to repurchase its common stock even if the Company is in possession of material nonpublic information at the time of the repurchases so long as, among other things, the Rule 10b5-1 plan was entered into when the Company was not in possession of material nonpublic information.

    The Company could begin the repurchase program immediately and expects to complete within one year, unless market conditions change significantly or the program is terminated sooner by the Board of Directors.

    About Document Sciences

    Document Sciences is a market-leading global solutions provider for customer communications management. Our award-winning xPression software suite enables organizations to automate the creation and delivery of well-designed, highly personalized communications -- from contracts, policies and high-volume relationship statements, to customized marketing collaterals and correspondence. More than 500 content-driven organizations worldwide, including over 60 FORTUNE Global 500 companies, use Document Sciences' solutions to reduce development costs by up to 90%, improve time-to-revenue by as much as 75%, and enhance the overall customer experience with highly effective 1:1 communications. Based in Carlsbad, California, with award- winning offshore services operations in Beijing, China and offices across the U.S. and in London, Document Sciences also markets its products in Europe, Australia, Canada, New Zealand, Latin America and Asia. For more information about Document Sciences Corporation, call 888.4.DOC.SCI or visit www.docscience.com.

    This press release may contain "forward-looking" statements about possible or assumed future results of our financial condition, operations, plans, objectives and performance. You can identify these statements by the fact they use words such as "believe," "expect," "anticipate," "estimate," "project," "intend," "plan" or similar expressions. Many possible events or factors could affect our future financial results and performance. This could cause our results or performance to differ materially from those expressed in these forward-looking statements. Some of these events or factors include the following: (i) national, international, regional and local economic, competitive and regulatory conditions and developments; (ii) the market for document automation software (including the emerging content processing market); (iii) market acceptance of enhancements to our existing products and introduction of new products; (iv) continued profitability of our professional services; (v) maintaining our relationships with Xerox Corporation and our other distribution partners and/or other risks detailed from time-to-time in our SEC reports, including the report on Form 10-K for the fiscal year ended December 31, 2005. We do not undertake, and specifically disclaim, any obligation to update forward-looking statements.

SOURCE  Document Sciences Corporation
    -0-                             08/01/2006
    /CONTACT: Editorial, Todd Schmidt, +1-760-602-1597, tschmidt@docscience.com, or Investor, Leslie Weller, +1-760-602-1524, lweller@docscience.com, both of Document Sciences Corporation/
    /Web site:  http://www.docscience.com /
    (DOCX)